Exhibit 99.1

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EDITED TRANSCRIPT
TDW - Q2 2017 Tidewater Inc Earnings Call

EVENT DATE/TIME: NOVEMBER 08, 2016 / 04:00PM GMT

OVERVIEW:
TDW reported 2Q17 net loss of $178.5m or $3.79 per common share.

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NOVEMBER 08, 2016 / 04:00PM GMT, TDW - Q2 2017 Tidewater Inc Earnings Call

CORPORATE PARTICIPANTS

Joe Bennett Tidewater Inc. - EVP & Chief IR Officer

Jeff Platt Tidewater Inc. - President & CEO

Quinn Fanning Tidewater Inc. - EVP & CFO

CONFERENCE CALL PARTICIPANTS

Turner Holm Clarksons Platou Securities - Analyst

Gregory Lewis Credit Suisse - Analyst

Mark Brown Seaport Global Securities - Analyst

Mandalina Ika Debtwire - Analyst

David Epstein Cowen and Company - Analyst

Ronald SmithPrivate Investor

PRESENTATION

Operator

Welcome to the fiscal 2017 second quarter earnings conference call. My name is Nicole and I will be your operator for today's call. (Operator Instructions)

Please note that this conference is being recorded. I will now turn the call over to Joe Bennett. Mr. Bennett, you may begin.

Joe Bennett - Tidewater Inc. - EVP & Chief IR Officer

Thank you, Nicole. Good morning, everyone, and welcome to Tidewater's second quarter fiscal 2017 earnings results conference call for the period ended September 30, 2016. I am Joe Bennett, Tidewater's Executive Vice President and Chief Investor Relations Officer, and I want to thank you for your interest in Tidewater.

With me this morning on the call are our President and CEO, Jeff Platt; Jeff Gorski, our Executive Vice President and Chief Operating Officer; Quinn Fanning, our Executive Vice Presidents and CFO; and Bruce Lundstrom, our Executive Vice President, General Counsel, and Secretary.

We will follow our usual conference call format. Following our opening formalities, I will turn the call over to Jeff for his initial comments to be followed by Quinn's financial review. Jeff will then provide some final wrap-up comments and then we will open the call for your questions.

During today's conference call, we may make certain comments that are forward-looking statements and not statements of historical fact. I know that you understand that there are risks, uncertainties, and other factors that may cause the Company's actual future performance to be materially different from that stated or implied by any comment that we may make during today's conference call.

Additional information concerning the factors that could cause actual results to differ materially from those stated or implied by the forward-looking statements may be found in the risk factors section of Tidewater's most recent Form 10-K.

With that I will turn the call over to Jeff.

Jeff Platt - Tidewater Inc. - President & CEO

Thank you, Joe, and good morning to everyone.

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Yesterday, after the markets closed, we reported a net loss for our second quarter of fiscal 2017 ended September 30, 2016, of $178.5 million, or $3.79 per common share, inclusive of a number of items highlighted in our quarterly earnings press release.

The current quarter includes an after-tax, non-cash asset impairment charge of $2.75 per share along with a $0.06 per share after-tax foreign-exchange loss, which impacted two line items as noted in the press release. Adjusted for these items, the per-share loss for the quarter would have been $0.98. In a minute, Quinn will provide you with details about the various factors that impacted our second fiscal quarter's results.

The blizzard of negative earnings being reported by Tidewater and most of our peers throughout the offshore industry is a reflection of the severity and duration of this downturn. When the industry decline commenced in mid-2014, we commented that the industry would need to learn to live in a world characterized by "lower for longer" commodity prices.

We recognized that offshore drilling activity would be significantly curtailed by these dramatically lower oil prices, which affected both our near-term business outlook, as our customers slashed their cash outlays to match their reduced cash flow from operations, as well as our intermediate outlook as our customers began to question their ability to achieve profitability on new exploration and development projects.

These conditions forced offshore E&P operators to rapidly cut their costs by stopping work and/or renegotiating vendor contracts at sharply lower prices. The operators also delayed starting new projects, which often meant deferring the contracting of new offshore drilling rigs or exercising early termination provisions on others. Despite a brief recovery in oil prices this year and growing optimism that OPEC will agree to cap its production later this year in an attempt to spur an industry recovery, a cost-cutting and cash preservation mentality still rules among our customers.

I will come back to our thoughts about the outlook for the industry, but first I want to highlight the performance of Tidewater's operations because we believe they were solid this quarter despite the weak industry environment we are confronting. Although our vessel revenues fell by approximately 14% sequentially, we were able to cut our vessel operating costs by 20%.

As a result, our vessel operating margin was a respectable 37.5% in the quarter, up from 33% in the June quarter. This performance reflects the hard work of our 6,000 employees worldwide, who, despite these harsh industry conditions, remain focused on delivering the highest quality service to our customers in the safest and most efficient manner.

Our safety record remains solid. We have not experienced any lost-time accidents so far this fiscal year, and I am pleased to report that we have now operated without a LTA for 20 months, which represents over 42 million man-hours worked. Our Total Recordable Incident Rate, or TRIR, thus far this fiscal year is 0.08 per 200,000 man-hours worked, which is in line with the record performance in regards to safety results that we experienced in fiscal 2016.

I want to thank all of our employees around the world for their dedication to operating safely every day.

Our solid operational performance in the quarter also reflects a $4 million reduction in our G&A expense and positive cash flow from operations, which, in part, reflects an improvement in our net balance due from our Sonatide joint venture in Angola of approximately $20 million during the just-completed quarter. These are positive achievements in the midst of a highly challenged market that we, unfortunately, believe still has not found its bottom. This is a valuable intangible in determining the worth of Tidewater.

The sequential and year-to-year declines in our vessel revenues tells you about all you need to know about the offshore market and our vessel utilization and day rate statistics, both of which were down. The reduced utilization rate was due in a large part to the stacking of 32 additional vessels in the quarter, increasing our total to 115 stacked vessels at quarter end.

Falling utilization and day rates, along with a growing stacked vessel fleet, are at the heart of our large impairment charge in the quarter. One of the many challenges in the current market is assessing the value of capital assets when there are few buyers and few transactions that are not motivated by financial distress. The marine brokers and surveyors, who are traditionally relied upon for market data on vessel values, are just as challenged developing views on vessel values as we are, despite our extensive daily market interaction and used vessel marketing efforts.

Nonetheless, in considering possible asset impairment charges, we have sought input from the folks that have historically provided us with their views on vessel values and we have utilized an approach that is consistent with the company's past practices and U.S. GAAP. Going forward, we will continue to consider the carrying value of our assets in the context of facts and circumstances at the time, fully recognizing the challenges of determining the "fair value" of long-term assets when there is no active secondary market.

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The topic you are probably most interested in is the status of our negotiations with our principal lenders and noteholders to amend the company's various debt arrangements.

As previously disclosed, the waivers we have obtained from our principal lenders and noteholders are due to expire on November 11, 2016, unless extended. We have requested an extension of the current waivers, but as of now, we have no update to provide on the receipt of the necessary waivers.

We remain optimistic that waiver extensions will be achieved allowing additional time for all parties to continue working towards a mutually beneficial outcome, but the process is still ongoing.

This industry downturn has been unprecedented and may be the worst the industry has ever experienced. Any successful amendment or other agreement concerning our debt obligations requires us to develop a multi-year business plan that is acceptable to our lenders and noteholders and also provide us with the necessary liquidity and operational flexibility to continue to operate at low levels of activity until an industry recovery begins to restore more traditional vessel utilization rates and day rate economics.

Tidewater has always operated with such a multi-year forecast, but in recent times, the deterioration of the market has occurred at a more rapid rate and gone to a deeper level than the forecasters, our peers and customers expected. This rapid and deep market deterioration has necessitated even the most pessimistic forecasters to reevaluate their projections. They, and we, continue to struggle with projecting the timing of the bottom of this industry cycle and the pace of the recovery that we certainly expect will follow.

As we stated in our last press release announcing our latest waiver extension from the lenders and noteholders, recent industry data regarding projected levels of offshore drilling activity, which is the primary driver of activity within the offshore service vessel industry, along with discussions with our clients and others involved in the offshore industry and our current and near-term commercial activities led us to conclude that important debt terms required further negotiations before any agreement could be finalized. That is where we are.

As you can appreciate, we are not in a position to provide specific details about the nature of our conversation with our lenders and noteholders, other than to say that all sides understand that there is more work to be done.

Now, let me turn the call over to Quinn to walk you through the financial details of the quarter and provide you with some comments about our outlook for the next quarter. Quinn?

Quinn Fanning - Tidewater Inc. - EVP & CFO

Thank you, Jeff. Good morning, everybody. As you know, we issued our earnings press release after the market closed yesterday. We plan to file our quarterly report on Form 10-Q through the EDGAR filing service sometime later today.

As Jeff noted, we reported a loss per diluted common share of $3.79 in the September quarter, which includes non-cash asset impairment charges and foreign exchange losses totaling $2.81 per share. Despite a pretax loss, results for the September quarter also reflect tax expense of approximately $3.5 million, primarily due to revenue-based taxes in a number of international jurisdictions in which we operate. Results for the September quarter also reflect professional services costs related to our ongoing debt negotiation of approximately $3 million.

Vessel revenue for the September quarter, at approximately $139 million, was down approximately $23 million, or approximately 14% quarter-over- quarter. Approximately $11 million, or about half, of the quarter-over-quarter change reflects our stacking of previously active vessels that we expect to be underutilized in the coming quarters.

Consistent with my comments in early August in regards to June quarter, the quarterly trend in vessel revenue reflects a soft and choppy global offshore vessel market, with too many vessels still chasing too few jobs. As Jeff noted, the trend in commodity prices has generally been constructive since the beginning of calendar 2016, but many of our customers remain on the sidelines in regards to new exploration and development spending.

For now, growth appears to be less important to our customers than is cost-cutting and cash flow, as the offshore market, and particularly the working offshore rig count, is still struggling to find a bottom. Our focus has also been on cutting costs and cash flow, recognizing that sustained growth will likely require a future increase in offshore drilling activity and spending by our customers.

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Overall vessel utilization, at approximately 43%, remained weak. In response, we continue to stack underutilized vessels in order to reduce operating expenses and to maintain utilization of our active vessels at something close to 70%. Overall, our active vessel utilization at 69% was down approximately 3 percentage points quarter-over-quarter.

Average day rates at approximately $13,400 were down approximately $300, or approximately 3% quarter-over-quarter, which was generally consistent with our expectations for the September quarter. Like our customers, we have continued to aggressively reduce our operating expenses, which are down approximately $22 million, or approximately 20%, quarter-over-quarter.

In particular, crew costs were down approximately $6.5 million quarter-over-quarter, approximately 80% of which reflects our stacking of underutilized vessels and the related reduction in manning requirements. An additional $4 million of the quarter-over-quarter reduction in operating costs relates related to lower insurance and loss costs.

I mentioned on our last earnings call that insurance and loss costs were somewhat elevated in the June quarter and that we hope such costs would fall as the year progressed, so the quarter-over-quarter trend is consistent with the expectation I expressed a couple of months ago. I think it is worth underscoring, however, that safe operations result in tangible financial benefits to the company and its customers. Like our modern high spec fleet, our global operating footprint, and our commitment to operations excellence, we believe that Tidewater's safety culture and record are positive points of differentiation with our end-user customers.

Repair and maintenance costs were also down approximately $3 million quarter-over-quarter, reflecting both our deferral of major maintenance on vessels that do not have near-term charter opportunities and the timing of drydocks for those vessels that remain active. Offsetting these two items was a couple of million dollars of unscheduled repairs that were undertaken in the September quarter.

While we expect our continued emphasis on reducing costs to result in additional savings over time, repair and maintenance expense will likely continue to be volatile on a quarter-to-quarter basis as a result of the timing of individual drydockings. As we have said before, for our active fleet, we do not have complete discretion on the timing of drydockings, many of which are undertaken in connection with periodic vessel certifications, including certifications required by the U.S. Coast Guard and the various classing societies.

That said, as a result of a good quarter from a cost-control perspective, we were able to generate a respectable 37.5% vessel-level cash operating margin despite a very difficult operating environment. Mid-30%s vessel-level cash operating margin will remain a near-term target, recognizing that there will be volatility in operating costs and vessel-level cash operating margin on a quarter-to-quarter basis for the reasons just noted.

On a global basis, Tidewater's average active vessel count at 164 vessels was down 17 vessels quarter-over-quarter. During the just-completed quarter, we stacked 32 vessels, reactivated four previously stacked vessels and disposed of two vessels that were stacked at June 30, 2016. As a result, the stacked fleet during the September quarter averaged 101 vessels and it was at 115 vessels at September 30 or up 26 vessels since June 30.

I will also note that 97 of the 115 vessels stacked at September 30 were built or acquired by Tidewater since 2000. Within that group of 115 vessels, 39 vessels were five to 10 years old and 20 vessels were less than five years old.

Total general and administrative expense in the September quarter at approximately $33 million was down approximately $4 million quarter-over-quarter and, like the quarter-over-quarter trend in operating expenses, the trend in G&A reflects our efforts to reduce costs where it is possible to do so. As previously noted, G&A expense in the September quarter included approximately $3 million in professional services costs related to our ongoing debt negotiations.

For reference, reported G&A for the September quarter of fiscal 2017 was down approximately $4 million, or approximately 12%, relative to reported G&A in the September quarter of fiscal 2016. Adjusting to eliminate elevated professional services costs, G&A is down approximately 20% year over year. EBITDA for the September quarter was approximately $17 million, or up approximately $3.5 million quarter-over-quarter.

In regards to fleet profile and performance, as I mentioned earlier, Tidewater's active fleet averaged 164 vessels in the September quarter. Active deepwater vessels averaged 59 vessels in the September quarter and were down two vessels quarter-over-quarter. Active towing supply vessels averaged 75 vessels in the September quarter and were down nine vessels quarter-over-quarter. Active other vessels, which include crew boats and offshore tugs, averaged 29 vessels and were down seven vessels quarter over quarter.

As I noted earlier, utilization of the active fleet at approximately 69% was down approximately 3 percentage points quarter-over-quarter. Average day rates at approximately $13,400 were down approximately $300 quarter-over-quarter.

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Utilization of active deepwater vessels in the September quarter was approximately 71%, or down approximately 5 percentage points quarter-over-quarter. Utilization of active towing supply vessels was approximately 69%, or down approximately 3 percentage points quarter-over-quarter. Utilization of active other vessels was approximately 65% and was down approximately 1 percentage point quarter-over-quarter.

Average day rates for deepwater vessels at approximately $18,200 were down approximately $1,500 or approximately 8% quarter-over-quarter. Average day rates for towing supply vessels at approximately $12,400 were down approximately $100, or about 1% quarter-over-quarter. Average day rates for the other vessels at approximately $5,200 were down approximately $200 or approximately 3% quarter-over-quarter.

Looking at our four geographic reporting segments, I will just hit the tops of the waves again. For the Africa Europe segment, which accounted for approximately 41% of consolidated second-quarter vessel revenue, vessel revenue was off approximately 19% quarter-over-quarter. Average active vessel count in the Africa Europe segment at 82 vessels was off eight vessels quarter-over-quarter, largely reflecting our decision to stack additional underutilized vessels in order to reduce operating expenses.

Active vessel utilization across the Africa Europe segment at 65% was down approximately 6 percentage points quarter over quarter-and-average day rates at $11,600 were down about 4% quarter-over-quarter. Recent spot activity in West Africa is a bit better than was generally observed in the June and September quarters, but the recent requirements have tended to be relatively short-term vessel charters and the recent uptick in activity has not been enough to push up spot rates.

Low activity in the North Sea, at least in part, reflects the typical seasonal slowdown. Note, however, that our exposure to the North Sea market remains relatively modest.

For the Americas segment, which accounted for approximately 38% of consolidated first-quarter vessel revenue, vessel revenue was down approximately 12% quarter-over-quarter. In part reflecting contract suspensions by Pemex in response to what we hope to be short-term budgetary constraints. The average active fleet in the Americas segment at 39 vessels was down eight vessels quarter-over-quarter. Utilization of active vessels in the Americas segment at approximately 70% was flat quarter-over-quarter.

Average day rates within the Americas segment, at approximately $20,900 in September quarter, was up approximately $500 or approximately 3% quarter-over-quarter, reflecting a mix benefit that largely relates to the recent Pemex project suspensions and the low average day rates that we were earning on those suspended contracts.

In the Middle East, which accounted for approximately 17% of first-quarter consolidated vessel revenue, actually, I apologize, that's second-quarter consolidated vessel revenue, vessel revenue was down approximately 3% quarter-over-quarter, generally reflecting relatively consistent activity, particularly in Saudi Arabia, but lower average day rates due to significant competition for the charter opportunities that do exist.

The active fleet in the Middle East at 33 vessels was up three vessels quarter-over-quarter. Utilization of active vessels in the Middle East at approximately 74% was done approximately 4 percentage points quarter- over-quarter. Average day rates in the Middle East at approximately $10,500 in the September quarter were down approximately 5% quarter-over-quarter.

In the Asia Pac region, which accounted for approximately 4% of second-quarter consolidated vessel revenue, vessel revenue was down approximately 23% quarter-over-quarter. The active vessel count in Asia Pac at 10 vessels was down four vessels quarter-over-quarter. Utilization of active vessels in Asia Pac at approximately 85% was up about 9 percentage points quarter-over-quarter. However, average day rates in Asia Pac at approximately $7,800 a day were down approximately 9% quarter-over-quarter.

Turning to financing and investment issues, cash flow from operations for the three months ended September 30 was about $10 million and largely offset negative cash flow from operations reported in the first quarter of fiscal 2017. As a result, cash flow from operations for the six months ended September 30 was basically zero.

Importantly, operations are not burning significant cash and the quarter-over-quarter change in cash flow from operations largely relates to movements in working capital.

At September 30 the net due from affiliate related to our Angolan operations was approximately $125 million, which as Jeff mentioned is down approximately $20 million quarter-over-quarter. The net due from our Angolan affiliate is down approximately $56 million in the 12-month period from September 30, 2015, to September 30, 2016.

CapEx for the six months ended September 30 was approximately $10 million, all of which was funded by proceeds from asset dispositions and the return by shipyards of milestone payments that were previously paid by Tidewater pursuant to canceled vessel construction contracts. With the termination of a number of ship construction contracts, the go-forward CapEx that is required to complete our remaining ship construction projects is approximately $48 million, or approximately $34 million when netted against approximately $14 million of expected shipyard refunds that we should receive in the December quarter.

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Total debt and net debt at September 30 was approximately $2.04 billion and $1.37 billion, respectively. Net debt to net booked capital at 9/30/16, was approximately 40%. Cash at 9/30 was approximately $675 million, which is up approximately $5 million quarter-over-quarter.

As discussed on past calls, our large cash position provides the company with sufficient liquidity for at least the next couple of years, particularly recognizing that operating activities, at least to date, have not been a significant use of cash. And our remaining payments on construction in progress and other nondiscretionary CapEx remained relatively modest.

In closing, I will just reiterate my comments from our last earnings conference call. Operationally, our intent is to live within our means and, thereby, better position the company for future upturn in offshore activity, fully recognizing that additional cost-cutting will likely be necessary in the near-term. Oil prices at or above $55 or $60 per barrel on a sustained basis and an upturn in the working offshore rig count will be early indicators of a future upturn in the offshore vessel market.

And while supply and demand dynamics can make it easier for us to predict a cyclical recovery in offshore, predicting the timing of such a recovery remains quite challenging. Restructuring our existing debt arrangements in a manner that will be acceptable to all stakeholders, of course, remains our number one strategic and financial priority. We will, of course, update the market as circumstances warrant our doing so.

With that, I will turn the call back over to Jeff.

Jeff Platt - Tidewater Inc. - President & CEO

Thanks, Quinn. These are certainly trying times for everyone in the energy business, but for those of us in the offshore segment, conditions are particularly challenging because our business is so capital intensive. On the other hand, the offshore market provides about a third of the world's oil production, meaning we are a viable and vital market segment.

There are many potentially promising prospects still to be explored that offer the potential for boosting the offshore contribution to global oil reserves and future production. Therein lies specific challenges for the offshore industry, higher investment costs and longer-cycle times. In both cases, we are encouraged by the recent announcements by a number of our customers of significantly reduced project breakeven costs and faster cycle times from drilling to producing. Those trends will give our customers more opportunities to return to work as global oil and gas prices move higher.

The recent trend in oil prices has been impacted by the possibility of an OPEC agreement to limit the organization's total output later this month. That would come at the same time oil production in numerous basins around the world is falling as a result of the cutbacks in producers' capital spending over the past two years.

This is a natural response to oil price volatility and industry spending cycles and it forms the foundation for our belief that there will be an offshore drilling industry recovery. The problem is that the timing is uncertain, which means we must continue to be operationally and financially prepared to stay the course until the recovery becomes evident.

We do recognize that a number of analysts expect that improving oil prices should lead to increased E&P spending as early as calendar 2017. However, a recovery in onshore E&P spending, especially in North American region, is expected to precede any recovery in offshore activity and spending in the international markets.

As we have said before, we are not in the business of calling tops or bottoms of industry cycles, but rather we are in the business of managing through whatever industry environment may confront us. Since the start of this industry downturn in mid-2014, we have believed that this cycle would go to lower levels and last longer than many others expected. We prepared to operate in that environment and began aggressively to reduce our cost structure, improve our operational efficiency and remain close to our customers in order to understand and react to their changing needs.

We reinforced our cultural beliefs with our employees by emphasizing operating safely, minimizing environmental impacts and delivering superior service in a compliant fashion to our customers. We have essentially completed the modernization of our fleet, providing us with the broadest range of equipment for operating in all water depths. We maintain the broadest geographic operational scope, enabling us to service our customers' needs anywhere they desire to operate.

What we have not been able to do is to control the volatility in oil prices and our customers' spending habits. In the near-term, these are challenges to our business outlook.

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Long-term we believe in the power of the decline rates, which means that oil and gas reservoirs become less productive as they age, especially given the lack of investment in drilling and production enhancement activities during the past several years. The result is that the industry will not be replacing reserves and future supply as effectively as in the past.

Declining global production, coupled with even very modest demand growth will result in higher oil prices and will induce producers to spend more to develop and find additional supplies. The challenge is predicting when that upturn will occur and what the pace of recovery will be.

This is at the heart of our negotiations with our lenders and noteholders. All parties need to agree to the recovery scenario, if we are to successfully negotiate amendments to our debt agreements. We continue to strive to reach such an agreement.

With that, we are now ready for your questions.

QUESTION AND ANSWER

Operator

(Operator Instructions) Turner Holm, Clarksons Platou.

Turner Holm - Clarksons Platou Securities - Analyst

Good morning, gentlemen.

Jeff Platt - Tidewater Inc. - President & CEO

Hi Turner

Turner Holm - Clarksons Platou Securities - Analyst

So I just wanted to ask about the extension; I guess it's the topic on everybody's mind.

You've been able to get the last couple of extensions it seems like -- well, it hasn't happened yet. What's -- is there something different this time around or --?

You mentioned maybe a little bit different outlook than maybe what you had a couple months ago when you'd gotten the previous extensions. Has there been maybe a hardening of positions or --? Any insight you can provide there would be helpful.

Jeff Platt - Tidewater Inc. - President & CEO

Turner, I think as I said in my comments, you have to be respectful; we are not negotiating in public. I think what we've put out there is what's out there.

We certainly, like the rest of the industry, are looking at updated forecasts and trying to do projections going forward. And I think, as I said, that when we did that it certainly led us to the conclusion that there was additional work to be done in the negotiations and I think that's kind of where we are at.

Turner Holm - Clarksons Platou Securities - Analyst

I understand that and I understand that you can't negotiate in public. But to raise the question -- and you guys have mentioned it in some of your press releases as a potential possibility -- why not just file, frankly? Is that the worst outcome for the company taken as a whole?

If you do that you might be able to maybe lower some of the debt, maybe get in some new capital, maybe take advantage of the distressed asset environment that you talked about in your commentary, Jeff. Is that the worst possible outcome is I guess what I'm asking and how do you see?

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Jeff Platt - Tidewater Inc. - President & CEO

Turner, you are asking me to kind of expound upon all of the contingencies and the planning that we are doing in the negotiations. You can keep asking the question and, unfortunately, I think you know what I have to say back to you. We are absolutely looking at what is the best outcome for the enterprise at the end of the day and that runs the gamut of potential outcomes.

But we are not going to negotiate in public. I'm not going to have it teased out. That's not the right forum for it, and again, I think you can respect that. Hopefully, you will and we can kind of go to the next question maybe.

Turner Holm - Clarksons Platou Securities - Analyst

I understand, Jeff. I appreciate it. I'm sure you understand it's also our job to ask the tough questions. Anyways, thanks.

Jeff Platt - Tidewater Inc. - President & CEO

I get it, I understand it. Just understand we are doing everything we can to come out with what is the best outcome in this entire situation.

And I would also say that this is not a unique Tidewater problem. This is an industry problem that is affecting pretty much everybody.

Turner Holm - Clarksons Platou Securities - Analyst

For sure, yes, totally agreed. I appreciate your time, Jeff. Thank you very much.

Jeff Platt - Tidewater Inc. - President & CEO

Thank you, Turner

Operator

Gregory Lewis, Credit Suisse.

Gregory Lewis - Credit Suisse - Analyst

Thanks, guys. I'm curious on both of your guys' view on this just because it was something -- clearly you guys are working hard. You've really shaved off a lot of OpEx; sequentially it was down pretty sharply.

I guess as I think about going forward, how much of that was just a function of there's that many more idle vessels in the fleet and how much more is that really just being able to negotiate, whether it's from suppliers or crew, lower? And as we think about maybe costs over the next few quarters, could we see these kind of sequential drops or is it something where we are kind of at a flattening out point here over the next couple quarters?

Quinn Fanning - Tidewater Inc. - EVP & CFO

Gregg, I think those -- number one, it's an excellent question and I guess I'd answer it two different ways. The quarter-over-quarter change in operating expense was significant. It was kind of put in motion the latter part of the last reported quarter as we assessed, particularly on the African coasts, what is the right number of vessels to keep in the spot market and what is the right stacking strategy in order to maintain the economic utilization, which as I've said on a couple of different calls, is circa 70% in our view.

So those are reactionary reductions in expense that we are humping it pretty hard in order to keep up with the revenue reality, but I wouldn't want you to have the impression that cost can go down quickly as we de-man vessels or defer maintenance and they, likewise, will go up very quickly in a stable or improving market. Jeff Gorski and myself and the rest of the executive management team have spent a lot of time looking at structural improvements, the cost structure such that we have

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scope for margin expansion and some future recovery. We have undertaken very serious supply chain initiatives where we can, hopefully, lock-in multiyear pursing economies in regards to repair and maintenance and similar things.

We have also looked at the structure of the organization by combining areas and in some cases the management structure sitting on top of the regional reporting segments, such that we can eliminate redundant management layers and still create an efficient organization that is responsive to market opportunities. So we're doing all of the above.

But I think, even if you just look at the crew cost line on a quarter-by-quarter basis, 80% of the drop related to de-manning of vessels during this quarter and the latter part of the last quarter in response to the current market, but we have also significantly reduced staffing levels onshore and offshore, cut wages. And as I mentioned, we have a pretty serious supply chain initiative that is ongoing that we hope will result in structural improvements in cost structure and, ultimately, scope for margin expansion in a recovery.

I guess the short answer is all of the above.

Gregory Lewis - Credit Suisse - Analyst

Okay, thanks for that. And then just, you mentioned the capital commitments that Tidewater has in the prepared remarks. Just as we think about this -- and you mentioned this isn't a Tidewater problem; this is an industry problem.

As we think about capital and commitments, there's no reason why some of these commitments, whether it's Tidewater or other players in the industry, really can't be pushed down -- forget quarters, but for years. Is that a fair statement or is it shipyards are really -- and suppliers are really beating down your doors forcing the industry as a whole to take delivery of this equipment?

Jeff Platt - Tidewater Inc. - President & CEO

Just as a comment, in our case we're talking about three vessels at the end of what had been a pretty extensive recapitalization of the fleet. So we are very, very much at the tail end.

On a percentage basis, there's probably between, by estimates, somewhere over 300 vessels that are still under construction worldwide, so your question is I think a very good one. I can only speak to the Tidewater side. We are the tail end; those projects will be wrapped up. The overall economics -- every dollar is precious, but we are coming to the end, I think as Quinn dimensioned, the net CapEx for us is sub $40 million I think at the end of the day.

The industry as a whole, and I think when you look at the order book and the yards that those vessels are in, I think there's a bigger question that many of those ships may never, never see the industry. A lot of those the 300; there are 330 that I mentioned; a majority of those are in Chinese yards. And while I don't know the specifics of each and every contract, a lot of those have sort of balloon payments at the end when they are finished.

And quite frankly, I don't think you're going to see a lot of the people that placed those orders, many of which were speculators, were not necessarily real operators in the industry, showing up with that final payment. So I think there's a real question as to whether a majority at all, and we think not, will ever see the market.

Gregory Lewis - Credit Suisse - Analyst

Okay, guys. Thank you for the time.

Quinn Fanning - Tidewater Inc. - EVP & CFO

Greg, Jeff mentioned a majority of the ships are being built in Chinese yards. I think the actual number is 75% or 76% of the vessels under construction are either in Chinese or Indian yards. You can ask any participant in the industry and they will have a different view as to what number of the 330 or 340 vessels see the light of day.

I think our view is a substantial portion do not get delivered. And supplementing Jeff's comments, yes, many of them were committed to by speculators and another decent slug were actually built by the yards themselves in an overhead absorption play, which was probably a fool's bet in retrospect.

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Gregory Lewis - Credit Suisse - Analyst

Okay, guys. Perfect, thank you very much.

Operator

Mark Brown, Seaport Global Securities.

Mark Brown - Seaport Global Securities - Analyst

Good morning, guys.

Jeff Platt - Tidewater Inc. - President & CEO

Good morning, Mark.

Mark Brown - Seaport Global Securities - Analyst

I just wanted to ask about stacking. It seems that you've stacked quite a few vessels at the end of the quarter given that your quarter-end number was about 115 and you had around 100 as an average. But it still is only about 43% of your total active fleet or total available fleet.

And I was just wondering why not stack more just to reduce the cost exposure going forward, given that you are not too optimistic about a recovery in the near-term?

Quinn Fanning - Tidewater Inc. - EVP & CFO

Well, I guess the short answer; maybe I'll take the first part of your question first. We stacked 32 vessels I believe over the course of the quarter and, obviously, if you just spread it out on a linear basis, you would've ended up with a 15-vessel delta between the average and the quarter-end numbers. So, no, there was not a flurry of stackings in the last quarter or anything like that, but I don't have at my fingertips the timing of the initial vessel stackings.

I guess the answer to your second question is the reason that we are not stacking more vessels; not to say that we won't. Its that we have stacked with a broader strategy of trying to maintain plus or minus 70% utilization on what is active. As you can see from the results of the quarter, we were able to achieve that in the current quarter and that will continue to be the light by which we guide the ship.

Again, we believe economic utilization, based on the current day rates that are available to us, is about 70% utilization and that reflects obviously manning reductions, wage reductions and all of the above. But at least our sense is that economic utilization is around 70% and today we are achieving it.

And to the extent that we see that slip, as we have done in the past, we will continue to pull vessels out of service. And to the extent that we can achieve better than 70% utilization, we will probably feather them back into a market that will accept them. But there is a method to the madness in terms of our stacking and reactivation strategy.

Mark Brown - Seaport Global Securities - Analyst

Okay, that makes sense. I was curious if you have been able to claw back the capital refunds from the shipyards that you had negotiated and let those options expire. Have you had any trouble getting those refunds to you?

Quinn Fanning - Tidewater Inc. - EVP & CFO

The last piece is $14-some-million and you will see the details around that in the filing this afternoon.

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To put it in context, we had terminated select vessel construction contracts. I think the number was eight or 10 vessels. We negotiated price reductions on the remaining vessels that we did agree to take delivery on, but at the end of the day we were able to pull out about $215 million or $220 million out of our CapEx program.

And the total that we received back from the yards was about $86 million, or it will be $86 million when all is said and done, with the remaining $14 million or so expected either this month or the early part of next month. We are pretty comfortable that we will see that last slug, in part because it's backed by a letter of credit issued by the Bank of China.

Mark Brown - Seaport Global Securities - Analyst

Okay, thank you very much.

Operator

[Mandalina Ika], Debtwire.

Mandalina Ika - Debtwire - Analyst

Hello and thanks for taking the question. I am coming back to the negotiations, but I just want to know if you can tell us for how many weeks did you ask for the extension? I'm just curious this time is it a couple of weeks or months. You said at the beginning of the call or during the call that you asked for another extension from the November 11 deadline.

Jeff Platt - Tidewater Inc. - President & CEO

Mandalina, I think we've said what we can about the request for the extension and I just think we will leave it at that.

Mandalina Ika - Debtwire - Analyst

Okay, that was my question actually. Thank you so much.

Operator

(Operator Instructions) David Epstein, Cowen.

David Epstein - Cowen and Company - Analyst

Can you tell us your expectations, whether there are going to be continued future declines in the net receivable from Sonatide, i.e., will it continue being a source of cash? And then how about other working capital swings outside of Sonatide?

Quinn Fanning - Tidewater Inc. - EVP & CFO

I think the quarter-over-quarter improvement would be tough to extrapolate. We still have an active business in Angola. Obviously, revenue for the company overall is down substantially, but the contribution from the Angolan operations has been relatively consistent, at least in percentage terms.

So I would actually say that the drop in the net due from Sonatide in the past quarter, while not aberrant, was probably a better quarter than what we've seen recently. If you looked at the 12-month performance, I think it was down $55 million or $56 million. My hope and expectation is that in the quarter-to-quarter movement up or down would be relatively modest. But, we do expect to have a net due from Sonatide as long as we have a large operation in Angola, and we do today.

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David Epstein - Cowen and Company - Analyst

(multiple speakers) Right, so obviously it was a great swing in the quarter and you can't extrapolate. But, would there be a gradual compression over time at a much smaller pace or we're probably where we should be?

Quinn Fanning - Tidewater Inc. - EVP & CFO

To be honest with you, I wouldn't be surprised if next quarter you see a small bump and the following quarter you see a small bump down. I just don't think it's going to be a driver to the balance sheet as it was historically. Maybe that is a hope as opposed to an expectation, but I don't expect a $20 million improvement in the receivable on any continuous basis.

Again, we have a substantial operation there. There's revenue and there's associated receivables with it.

In regards to the other working capital dynamics, I would say that there is crosscurrents of falling revenue should, all things being equal, result in lower investment in working capital. Though in a market like we have today, customers, in part because they can, have stretched out payments on occasion and we try to manage that to the best of our ability, particularly in regards to some of the NOCs that have budgetary calendars that sometimes impact the timing of payments.

But, by and large, working capital has been falling with revenue, with instances of extended DSO as a result of just a -- cash is precious to everybody and, as a result, some will stretch out their trade credit in order to take advantage of the free financing.

David Epstein - Cowen and Company - Analyst

Thank you very much.

Operator

[Ronald Smith], private investor.

Ronald Smith Private Investor

You addressed earlier in your comments a wage reduction. I'm interested to know if there has been any significant change in salary reduction; have the upper management of the company taken a reduction in their salaries?

Quinn Fanning - Tidewater Inc. - EVP & CFO

I think we detailed that in our last proxy and the answer is yes.

Ronald Smith Private Investor

Would that be a significant reduction as a percentage?

Quinn Fanning - Tidewater Inc. - EVP & CFO

I think 20%, circa 20% would be considered significant by most people.

Ronald Smith Private Investor

That certainly would be significant by me. Another question, you addressed in your filing notice last night that under the negotiation -- and I'll skip the negotiation part. I'm interested to know about the accounting under any negotiation.

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It looked to me like any negotiation would be incumbent upon an independent accounting firm. Would you address that?

Quinn Fanning - Tidewater Inc. - EVP & CFO

I'm sorry, I'm not sure I understand the question. We obviously have (multiple speakers).

Ronald Smith Private Investor

If you were in renegotiation -- let me get off the speaker, maybe this will be better. If you are in renegotiation, it looks like before anyone can have an accounting of the value of the company that the people who are assigning money to you or giving you money in an extension would require that there be an independent audit of what the assets of the company truly are before they would allow any assets to go forward. Would you address this?

Quinn Fanning - Tidewater Inc. - EVP & CFO

We may be interchanging accounting with appraisal, if I'm understanding your question correctly. Obviously we have an external auditor. We address quite extensively issues around the auditor's opinion as of March 31, 2016. Obviously, there's other dynamics to our financial statements, including the carrying of offsetting debt as current given the current covenant dynamics, but I don't want to characterize what the expectations are various creditor constituencies have in regards to assessing the value of assets.

But, I think it is reasonable to say that we have shared a significant amount of information with our lenders and noteholders as they assess for themselves how they would like to move forward in our negotiations. But one thing they are not lacking in is data.

Ronald Smith Private Investor

I understand that, but when you say you are ready to or it's a possibility that you go into Chapter 11 bankruptcy I believe there can't be too much data.

Quinn Fanning - Tidewater Inc. - EVP & CFO

Appreciate the insight. (multiple speakers)

Operator

We have no further questions at this time. I would now like to turn the call back over to Joe Bennett for final remarks.

Joe Bennett - Tidewater Inc. - EVP & Chief IR Officer

Okay, Nicole. Thank you for hosting us today. We appreciate everyone's time, especially on this important Election Day, and hope you enjoy the rest of your day. Thank you very much for your interest in Tidewater.

Operator

Thank you, ladies and gentlemen. This concludes today's conference. Thank you for participating. You may now disconnect.

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